                                                                   EXHIBIT 10.8
                     FORM OF FINANCIAL CONSULTING AGREEMENT
                     BETWEEN REPRESENTATIVE AND THE COMPANY

March 31, 1997

Conserver Corporation of America
2655 LeJeune Road
Suite 535
Coral Cables, Florida 33134

Attention:      Charles H. Stein
                Chairman of the Board

Gentlemen:

        Reference is made to our recent discussions relating to a proposed public offering of securities of Conserver Corporation of America (the "Company") through Janssen/Meyers Associates, L.P. (the "Underwriter"). Based upon our discussions, financial material which you have submitted to us and representations which you have made to us describing the Company and its principals, and subject to (i) the satisfactory completion of our due diligence review of the Company's business and future plans; (ii) the future business and financial condition of the Company; (iii) economic and market conditions in general, we hereby confirm our agreement in principle to act as underwriter for the Company, on a firm commitment basis, in connection with a public offering of the Company's securities (the "Offering") upon the following basic terms and conditions:

        1. The offering shall consist of the sale by the Company of approximately $11,220,000 of the Company's securities. It is currently anticipated that the Offering will consist of the sale by the Company of approximately 2,200,000 shares (the "Shares") of the Company's Common Stock par value $.001 per share (the "Common Stock") (plus 330,000 additional Shares to cover over-allotments) at an anticipated offering price of approximately $5.00 per Share and 2,200,000 Redeemable Common Stock Purchase Warrants (the "Warrants") (plus 330,000 additional Warrants to cover over-allotments) at an anticipated offering price of approximately $0.10 per Warrant. Each Warrant will entitle the holder to purchase, during an exercise period commencing on the date of issuance and terminating five years after the effective date (the "Effective Date") of the Registration Statement (as described below), one share of Common Stock at an exercise price of $7.00 per share, subject to adjustment to prevent dilution. The Warrants shall be redeemable at the option of the Company commencing one year after issuance, for $.10 per Warrant, on thirty days prior written notice, provided the closing bid price of the Company's Common Stock is at least $12.00 for 20 consecutive trading days ending within ten days of the date of the notice of redemption. The Shares and Warrants are hereinafter collectively referred to as the "Securities."

        2. The actual size of the Offering, the precise number of Shares and Warrants to be offered, and the offering price per Share and Warrant shall be negotiated between the Company and the Underwriter and will depend upon the capitalization of the Company at the time of the Offering, market for the Company's Common Stock, general economic conditions and changes in the prospects or forecasts of the Company, as well as other factors. The Company will have no more than 5,130,000 shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the effective date of the Registration Statement (as described below), excluding shares underlying outstanding derivative securities exercisable or convertible at a price no less than the initial public offering price of the Common Stock and up to 1,300,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option plan (the "Plan"). The Plan shall provide that no options will be exercisable or shares issued, for consideration less than the closing bid price on the date of issuance and in no event prior to or immediately following the Offering at an exercise price less than $5.00 per share. In addition, no more than 605,000 options may be granted between the date hereof and the effective date.

        3. The Company will grant to the Underwriter an option, exercisable within 45 days after the Offering is commenced, to acquire up to an additional 15% of the number of Securities to be offered, solely for the purpose of covering over allotments (the "Over Allotment Option") on the same terms as the Securities are initially offered to the public.

        4. The underwriting discount or spread shall be 10% of the public offering price. The Underwriter shall also be entitled to a nonaccountable expense allowance equal to 3% of the gross proceeds of the Offering (including proceeds from the sale of Securities subject to the Over Allotment option referred to in paragraph 3 hereof). The Company shall pay a $50,000 advance to the Underwriter which shall be applied against the nonaccountable expense allowance. Such sum shall be paid upon execution of this letter of Intent.

        5. The Company shall, as soon as practicable, prepare and file with the Securities and Exchange Commission (the "Commission") and the appropriate state securities authorities, an amendment to the Registration Statement on Form S-1 or other appropriate form (the "Registration Statement") under the Securities Act of 1933, as

Securities to be sold in the Offering (including the Securities subject to the Over allotment Option referred to in paragraph 3 hereof) with the Commission and the filing of the offering materials with the NASD, all fees, expenses and disbursements relating to the registration or qualification of such Securities under the securities laws of such states and other jurisdictions as the Underwriter may reasonably designate (including, without limitation, all filing and registration fees and fees and disbursements of the Underwriter's counsel), Underwriter's counsel fees in connection with obtaining clearance from the NASD, the costs of all mailing and printing of the underwriting documents (including the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers Agreement, Underwriters' Questionnaire and Power of Attorney), Registration Statements and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Underwriter may reasonably deem necessary, the costs of one tombstone advertisement, all reasonable travel and lodging expenses incurred by the Underwriter and its counsel, reasonable bound volumes and prospectus memorabilia. Upon the Underwriter's request, the Company shall provide funds to pay all such fees, expenses and disbursements in advance. The Company agrees to use a financial printer located in New York City acceptable to the Underwriter.

        9. While the Commission is reviewing the Registration Statement, the Underwriter may plan and arrange a marketing trip/reception for the Company's management to meet with prospective investors. Such a trip may include visits to a number of prospective institutional and retail investors. On such trips/receptions, the Company will pay all reasonable expenses.

        Conferences and discussions between the Company and the Underwriter shall be held as required within the City of New York in the State of New York. If meetings shall be held outside of these areas and should the Underwriter be required to incur special travel expenses in connection with such meetings and the proposed public offering, the Company agrees to pay such reasonable amount of traveling and lodging out-of-pocket expenses as may be necessarily incurred by the Underwriter or its counsel, payable when incurred and billed.

        10. At such time as the Company and the Underwriter are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Underwriting Agreement will be negotiated and the Company and the Underwriter will request the Commission to declare the Registration Statement effective.

        11. Concurrent with the closing of the Offering, the Company shall sell to the Underwriter (or its designated affiliates) Underwriter's Warrants (the "Underwriter's Warrants") covering a amended (the "Act"), covering the Securities to be sold in the Offering (including the Securities subject to the Over allotment Option referred to in paragraph 3 hereof). The Registration Statement, and all amendments and supplements thereto, will be in form satisfactory to the Underwriter and its counsel and will contain audited financial statements and such other financial statements and schedules as may be required by the Act and the rules and regulations of the Commission thereunder. The Underwriter shall be given the opportunity to make such review and investigation in connection with the Registration Statement as it deems desirable.

     The Company shall pay, as incurred, all expenses of such investigation including all expenses associated with a trip by the Underwriter including reasonable travel and lodging expenses of the Underwriter and its representatives, not to exceed $25,000, to examine the Company's facilities and the fees and expenses of an independent consultant to evaluate the Company's products and prepare a due diligence report to the Underwriter.

     6. The Registration Statement filing will include as an exhibit a proposed form of Underwriting Agreement. The final Underwriting Agreement will be in form satisfactory to the Company and the Underwriter and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements. Without limiting the generality of the foregoing, the Underwriting Agreement shall provide that for a period of (i) 27 months from the Effective Date, with respect to any officer or director (ii) 24 months from the Effective Date with respect to Gerald Agronoff and SES Limited (iii) 18 months with respect to all persons to receive additional shares prior to the Offering and
(iii) 12 months with respect to the Company and all other shareholders of the Company, no such person shall offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any securities of the Company without the Underwriter's prior written consent, except for Securities issued pursuant to the Over Allotment option referred to in paragraph 3 hereof. The Underwriter's consent shall not be unreasonably withheld with respect to sales of securities by the Company.

     7. Concurrently with, or as soon as practicable after, the filing of the Registration Statement with the Commission, the necessary state securities law filings will be made with respect to the Securities to be sold in the Offering (including the Securities and underlying securities subject to the Over allotment Option referred to in paragraph 3 hereof). The Company and the Underwriter will cooperate in obtaining the necessary approvals and qualifications in such states as the Underwriter deems desirable.

     8. The Company shall be responsible for and pay all expenses relating to the Offering, including, without limitation, all filing fees and communication expenses relating to the registration of the number of Securities equal to 10% of the number of Securities being sold in the Offering (not including any Securities subject to the Over allotment option referred to in paragraph 3 hereof). The price of the Underwriter's Warrants shall be $.001 per Warrant. The Underwriter's Warrants will be nonexercisable for one year after the date the offering commences and will expire five years after such date. The Underwriter's Warrants will be exercisable at a price equal to 120% of the public offering price. The Company agrees that it will, on one occasion during the four-year period commencing one year from the Effective Date, file a registration statement with the Commission upon the request of the Underwriter at the Company's expense which registration statement shall include the shares of the Company's Common Stock and Warrants underlying the Underwriter's Warrants, and the shares of Common Stock underlying the Warrants underlying the Underwriter's Warrants at the Company's expense (other than underwriting discounts and commissions and fees of counsel to the holders of the Underwriter's Warrants, Shares and Warrants so registered). The Underwriter shall also have the right, during such four-year period, to require the Company to prepare and file one additional registration statement at the Underwriter's sole expense. The holders of the Underwriter's Warrants may demand registration without exercising the Underwriter's Warrants and, in fact, are never required to exercise same. In addition, the Company has also agreed, to provide to the Underwriter "piggyback" registration rights covering the shares of the Company's Common Stock underlying the Warrants. The Warrants will be nontransferable for a period of one year (other than to a successor in merger or consolidation, to a purchaser of substantially all of the Underwriters assets, to its partners in the event of liquidation or dissolution or to its officers or employees or to a member participating in the Offering and the officers or employees thereof), may be exercised as to all or a lesser number of Shares and/or Warrants. The Underwriter's Warrants will contain provisions covering cashless exercise and adjustment in the number and price of such Warrants or Shares to prevent dilution.

     12. The Company shall, at its cost and expense, take all necessary and appropriate action to cause the Securities to be included for trading on the Nasdaq Stock Market immediately upon the effective date of the Registration Statement, and remain listed for at least five years provided the Company otherwise complies with the prevailing requirements for such listing.

     13. The Company will use its best efforts to obtain key person life insurance in the amount of $2,000,000 on the life of one or more of the Company's principal executive officers designated by the Underwriter. Such insurance shall be maintained in full force and effect for a period of three years.

        14. The Company shall also use its best efforts (which shall include, but shall not be limited to, the solicitation of proxies, if necessary) to elect a designee of the Underwriter to the Company's Board of Directors. In the alternative, the Underwriter shall be entitled to designate a senior advisor who shall be invited to, and be entitled to attend, all meetings of the Board of Directors. Such designee or senior advisor shall receive such compensation as shall be appropriate for an outside director. The Company shall also use its best efforts to obtain Directors and Officers' liability insurance in the face amount of at least $1,000,000.

        15. The Company and the Underwriter represent that no person has acted as a finder in connection with the transactions contemplated herein and the Underwriter and the Company agree to indemnify each other with respect to any claim for a finder's fee in connection with the Offering. The Company shall obtain the unconditional release of National Securities Corporation as soon as practicable but no later than the filing of the amendment to the Registration Statement.

        16. Upon conclusion of the Offering, the Company will engage a financial public relations firm designated by the Underwriter and reasonably acceptable to the Company to provide corporate communications services.

        The Company agrees and undertakes to consult with the Underwriter prior to distribution to third parties of any financial information, news releases, and/or other publicity regarding the Company, its business, or any terms of the proposed offering.

        Copies of all documents, which the Company or its public relations advisors intend to distribute will be provided to the Underwriter for review prior to such distribution which the Underwriter will hold in confidence until the public release of such information.

        17. The Company agrees to designate American Stock Transfer & Trust Company as transfer agent for the Company. For a period of two (2) years from the Effective Date of the Registration, the Company, at its expense, shall provide the Underwriter with copies of the Company's daily transfer sheets.

        18. The Company agrees that if the Securities are sold pursuant to the Offering, the Underwriter shall have an irrevocable preferential right for a period of three (3) years from the date the Offering is completed to purchase for its account or to sell for the account of the Company, or any subsidiary of or successor to the Company, or any of its officers, directors, or affiliates, determines as of the Effective Date (the "Principal Stockholders") any securities of the Company (excluding offerings solely consisting of debt) which the Company or any of its Principal

Stockholders may seek to sell, whether pursuant to registration under the Act or otherwise. The Company and its Principal Stockholders will consult the Underwriter with regard to any such offering and will offer the Underwriter the opportunity to purchase or sell any such securities on terms not more favorable to the Company or its Principal Stockholders than it or they can secure elsewhere. If the Underwriter fails to accept such offer within twenty (20) business days after the mailing of a notice containing such offer by registered mail addressed to the Underwriter, then the Underwriter shall have no further claim or right with respect to the financing proposal contained in such notice. If, however, any of the material terms of such proposal are subsequently modified, the preferential right referred to herein shall apply to such modified proposal as if the original proposal had not been made. The Underwriter's failure to exercise its preferential right with respect to any particular proposal shall not affect its preferential rights relative to future proposals.

        19. At or prior to the closing of the Offering, the Company will enter into an agreement with the Underwriter pursuant to which (i) the Company shall agree to employ the Underwriter as its Investment Banker and Financial Consultant at a monthly fee of $5,000.00 per month for a period of three years (exclusive of any accountable out-of-pocket expenses) payable in monthly installments commencing on the closing date of the Offering; (ii) for a period of five years, the Underwriter will be paid a fee equal to five percent of the amount up to $5 million and two and one half percent of the excess, if any, over $5 million of the consideration involved in any transaction (including mergers, acquisitions, joint ventures and other business transactions) consummated by the Company with a party introduced to the Company by the Underwriter.

        20. No proceeds of the Offering will be used to pay outstanding loans from officers, directors or shareholders or to pay any accrued salaries or bonuses to any employees or former employees.

        21. If, at any time prior to the signing of the Underwriting Agreement or the closing, as the case may be, (i) the Company will not or cannot expeditiously proceed with the Offering, including without limitation as a result of the Company taking or not taking actions, or (ii) any of the representations, warranties or covenants of the Company herein are not materially correct or cannot be complied with, or (iii) in the Underwriter's sole judgement, there occurs a material adverse change in the Company's financial condition, business, prospects or obligations, and the Underwriter shall not commence or continue the underwriting, or (iv) in the Underwriter's sole judgment, market conditions are unsuitable for the Offering and the Underwriter shall not commence or continue the underwriting, the Company shall reimburse the Underwriter in full for its actual out-of-pocket expenses (including, without limitation, its legal fees and disbursements) up to $100,000.

        Except as provided in this paragraph, this letter is not intended to be a binding legal document, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement referred to above. Until the Underwriting Agreement has been finally negotiated and signed, either the Company or the Underwriter may at any time terminate further participation in the proposed transactions. The party so terminating shall have no liability to the other on account of any matters provided for herein, except that, regardless of which party elects to terminate, the Company agrees to reimburse the Underwriter for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided herein. Until the consummation of the Offering and as long as the Underwriter is proceeding in good faith with preparations for the Offering, the Company agrees not to negotiate or enter into any agreement with or solicit any underwriter, potential underwriter, or other person in connection with a public offering of the Company's securities.

        We are delighted at the prospect of working with you and look forward to a successful offering.

        If you are in agreement with the foregoing, please execute and return two copies of this letter to the undersigned.

                                        Very truly yours,

                                        Janssen/Meyers Associates, L.P.

                                        By ___________________________________
                                            Bruce Meyers
                                            Vice-President

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN:

Conserver Corporation of America

By _____________________________
    Charles H. Stein
    Chairman of the Board